                                                              EXHIBIT  11


                     ANDREA ELECTRONICS CORPORATION

        COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE


                                            For the Nine Months Ended
                                                     September 30,
                                              1996                  1995
EARNINGS

Pro forma income (loss) applicable
 to common stock*                           $(1,181,694)         $  (137,427)

SHARES

Weighted average number of common
 shares outstanding                           3,490,238            3,078,738

Assuming conversion of options and warrants     597,934              788,057

    Pro forma shares                          4,088,172            3,866,795

    Fully diluted income (loss)
     per common share                       $      (.29)         $      (.16)



* Entire proceeds of assumed conversion of options were used to purchase treasury shares; therefore, no adjustments are necessary in computing pro forma loss applicable to common stock.


This calculation is submitted in accordance with Regulation S-B, Item 601(b)(11) although it is contrary to paragraph 40 of ABP Opinion No. 15 because it produces anti-dilutive results.



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